As filed with the Securities and Exchange Commission on October 21, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
________________________________

SIERRA WIRELESS, INC.
(Exact Name of Registrant as Specified in its Charter)

Canada	98-0163236
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

13811 Wireless Way, Richmond
British Columbia, Canada V6V 3A4
(604) 231-1100
(Address of Registrant's Principal Executive Offices)

Sierra Wireless, Inc. Amended and Restated 1997 Stock Option Plan
Sierra Wireless, Inc. Amended and Restated Restricted Share Unit Plan
Sierra Wireless, Inc. 2011 Treasury Based Restricted Share Unit Plan
(Full Title of Plan)

C T Corporation System
28 Liberty Street
New York, New York 10005
(212) 894-8940
(Name, Address and Telephone Number of Agent for Service)
________________________________

Copy to:
Ryan Dzierniejko, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street, Suite 1750
Toronto, ON M5K 1J5
(416) 777-4700
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and “emerging growth company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer [X]	Accelerated Filer [ ]

Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]

(Do not check if a smaller reporting company)	Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	2,964(2)	$8.46(6)	$25,075.44	$2.32
	3,215(2)	$8.88(6)	$28,549.20	$2.65
	8,691(2)	$11.64(6)	$101,163.24	$9.38
	27,055(2)	$12.53(6)	$338,999.15	$31.43
	52,486(2)	$12.92(6)	$678,119.12	$62.86
	1,192(2)	$13.31(6)	$15,865.52	$1.47
	70(2)	$16.20(6)	$1,134.00	$0.11
	4,372(2)	$16.25(6)	$71,045.00	$6.59
	1,241(2)	$17.50(6)	$21,717.50	$2.01
	2,839,265(3)	$16.50(7)	$46,847,872.50	$4,342.80
	5,000,000(4)	$16.50(7)	$82,500,000.00	$7,647.75
	3,112,103(5)	$16.50(7)	$51,349,699.50	$4,760.12
Total	11,052,654		$181,979,240.17	$15,910.85(8)

Notes

(1)
Pursuant to Rule 416(a) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of common shares being registered hereby shall be adjusted to include any additional common shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares in accordance with the provisions of the Registrant's Amended and Restated 1997 Stock Option Plan, Amended and Restated Restricted Share Unit Plan and 2011 Treasury Based Restricted Share Unit Plan.

(2)	The common shares being registered relate to stock options granted to U.S. participants under the Registrant's Amended and Restated 1997 Stock Option Plan that have not yet been exercised.

(3)
The common shares being registered relate to stock option grants to U.S. participants to be undertaken in the future, with option exercise prices to be determined in accordance with the provisions of the Registrant's Amended and Restated 1997 Stock Option Plan.

(4)
The common shares being registered relate to common shares issuable to U.S. participants upon vesting of restricted share units in accordance with the provisions of the Registrant's Amended and Restated Restricted Share Unit Plan.

(5)
The common shares being registered relate to common shares issuable to U.S. participants upon vesting of restricted share units in accordance with the provisions of the Registrant's 2011 Treasury Based Restricted Share Unit Plan.

(6)	In accordance with paragraph (h)(1) of Rule 457 under the Securities Act, the maximum offering price per common share is the option exercise price.

(7)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the common shares on the Nasdaq Global Market on October 20, 2021.

(8)
Pursuant to Rule 457(p) under the Securities Act, a portion of the registration fee of $16,869.48 due for the registration of the securities to be registered hereby is offset by the $958.63 registration fee associated with 704,635 of unsold securities under the Registrant’s Registration Statement on Form S-8 (No. 333-210315), which was initially filed on March 21, 2016 and terminated effective October 21, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants of the Amended and Restated 1997 Stock Option Plan, the Amended and Restated Restricted Share Unit Plan and the 2011 Treasury Based Restricted Share Unit Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, or excerpts thereof as indicated, filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a)	The Annual Report on Form 40-F of the Registrant, filed with the Commission on March 17, 2021;
(b)
The Registrant’s Reports on Form 6-K, filed with the Commission on January 7, 2021, January 13, 2021, January 21, 2021, January 27, 2021, February 4, 2021, February 23, 2021, February 26, 2021, March 23, 2021, March 24, 2021, March 26, 2021, March 26, 2021, April 1, 2021, April 15, 2021, April 20, 2021, May 4, 2021, May 11, 2021, May 13, 2021, May 17, 2021, May 18, 2021, May 19, 2021, June 3, 2021, June 10, 2021, June 17, 2021, June 17, 2021, June 22, 2021, June 29, 2021, July 8, 2021, July 12, 2021, July 13, 2021, July 15, 2021, August, 12, 2021, August 13, 2021, August 17, 2021, September 21, 2021 and October 20, 2021 and

(c)
The description of the Registrant's common shares included in the Registration Statement on Form F-10 of the Registrant, filed with the Commission on September 27, 2007, including amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents, provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.	Description of Securities
Not applicable.
Item 5.	Interests of Named Experts and Counsel
Not applicable.
Item 6.	Indemnification of Directors and Officers
Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.
However, indemnification is prohibited under the CBCA unless the individual:
•
acted honestly and in good faith with a view to the Registrant's best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Subject to the CBCA, the Registrant's by-laws require the Registrant to indemnify each director or officer, former director or officer, or person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
The Registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the Registrant will indemnify the indemnified party to the fullest extent permitted by law from and against all losses which the indemnified party may reasonably suffer, sustain, incur or be required to pay as a result of, or in connection with any claim in which the indemnified party is involved as a result of serving or having served as a director or officer, provided certain criteria are satisfied.
Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act.
Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following exhibits are filed as part of this registration statement.

Exhibit No.	Description
4.1	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4, filed on September 18, 2017).

4.2	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4, filed on September 18, 2017).

4.3	Certificate of Amendment to the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, filed on May 28, 2020).

Exhibit No.	Description

4.4	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, filed on May 29, 2020).

4.5	The Registrant’s Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 99.1.2 to the Registrant’s Report on Form 6-K, filed on May 4, 2021).

4.6	The Registrant’s Amended and Restated Restricted Share Unit Plan.

4.7	The Registrant’s 2011 Treasury Based Restricted Share Unit Plan (incorporated by reference to Exhibit 99.1.1 to the Registrant’s Report on Form 6-K, filed on May 4, 2021).

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on page 7 of this Registration Statement).

Item 9.	Undertakings.
(a)	The Registrant hereby undertakes:
(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(1) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(i)(1) and (A)(i)(2) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia on October 21, 2021.

SIERRA WIRELESS, INC.

By:	/s/ Philip Brace
	Name:	Philip Brace
	Title:	Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Philip Brace and Samuel Cochrane as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each action alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Philip Brace	Chief Executive Officer and Director (Principal Executive Officer)	October 21, 2021
Philip Brace
/s/Samuel Cochrane	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 21, 2021
Samuel Cochrane
/s/ Robin Abrams	Director	October 21, 2021
Robin Abrams
/s/ James Anderson	Director	October 21, 2021
James Anderson
/s/ Karima Bawa	Director	October 21, 2021
Karima Bawa
/s/ Russell Jones	Director	October 21, 2021
Russell Jones

Signatures	Title	Date
/s/ Thomas Linton	Director	October 21, 2021
Thomas Linton
/s/ Martin Mc Court	Director	October 21, 2021
Martin Mc Court
/s/ Lori O’Neill	Director	October 21, 2021
Lori O’Neill
/s/ Thomas Sieber	Director	October 21, 2021
Thomas Sieber
/s/ Mark Twaalfhoven	Director	October 21, 2021
Mark Twaalfhoven
/s/ Gregory Waters	Director	October 21, 2021
Gregory Waters

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia on October 21, 2021.

Sierra Wireless America, Inc.
(Authorized Representative in the United States)

By:	/s/ Samuel Cochrane
	Name:	Samuel Cochrane
	Title:	Chief Financial Officer